UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2010

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

As previously announced in May 2010, InterMune, Inc., or InterMune, implemented a workforce reduction of approximately 40% of its staff related to its receipt of a Complete Response Letter concerning the New Drug Application for pirfenidone. On June 8, 2010, the Board of Directors of InterMune unanimously approved a Retention and Incentive Plan, or the Plan. The objective of the Plan is to retain and provide appropriate incentives to its remaining key officers and employees to achieve critical business objectives such as continuing its efforts to gain regulatory approval for pirfenidone in the United States and in the European Union and advancing its collaboration with respect to RG7227 (formerly ITMN-191).

Executive officers in the Plan will receive an award of stock options, restricted stock units and a cash incentive. One third of the stock options and restricted stock units will vest on each of June 8, 2011, December 8, 2011 and June 8, 2012, so long as the executive officer continues to provide services to InterMune as of the vesting date. The cash incentive will be paid in two installments, with 60% of the incentive being paid on December 8, 2011 and the remaining amount being paid on June 8, 2012, so long as the executive officer continues to provide services to InterMune as of the payment date.

The awards of stock options, restricted stock units and cash incentives granted to InterMune’s principal executive officer, principal financial officer and named executive officers are as follows:

Executive	Stock Options	Restricted Stock Units	Cash Incentive
Daniel G. Welch Chairman, Chief Executive Officer and President	375,000	150,000	$663,044
John Hodgman Senior Vice President and Chief Financial Officer	87,500	35,000	$352,262
Steven Porter, M.D., Ph.D. Chief Medical Officer and Senior Vice President, Clinical Affairs	87,500	35,000	$350,151
Williamson Bradford, M.D., Ph.D. Senior Vice President, Clinical Science and Biometrics	87,500	35,000	$326,737
Scott Seiwert, Ph.D. Senior Vice President, Research and Technical Development	50,000	20,000	$160,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2010	INTERMUNE, INC.

	By:	/S/ JOHN C. HODGMAN
John C. Hodgman
Senior Vice President of Finance Administration and Chief Financial Officer